UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 23, 2014

ACE LIMITED

(Exact name of registrant as specified in its charter)

Switzerland	1-11778	98-0091805
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Baerengasse 32

CH-8001 Zurich, Switzerland

(Address of principal executive offices)

Registrant’s telephone number, including area code: +41 (0)43 456 76 00

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

At the company’s 2014 annual general meeting, the company’s shareholders approved a dividend in the form of a par value reduction payable in four quarterly installments. The dividend approval provides for an annual par value reduction of 2.28 Swiss francs (CHF), which was equal to USD 2.60 per share, or USD 0.65 per quarter, at the time of the annual general meeting. The actual CHF amount for each installment, however, will be adjusted up or down to equal USD 0.65 near the time of payment, subject to an aggregate cap for the four installments of CHF 3.42, as further described in the company’s proxy statement dated April 3, 2014.

For the first of such installments, in accordance with the shareholder approval, the par value reduction amount was fixed at CHF 0.58 based on the USD/CHF exchange rate of 0.8957 as published on July 16, 2014. Accordingly, the company adjusted its Articles of Association on July 23, 2014 to effect the par value reduction of CHF 0.58. The company’s amended and restated Articles of Association became effective upon registration in the daily register of the commercial register of the Canton of Zurich, Switzerland on July 23, 2014 and, as a result, the company’s par value is CHF 26.01 as of such date.

Accordingly, as expected, the company’s shareholders of record at the close of business on July 23, 2014, will receive the dividend scheduled for payment on August 13, 2014. A copy of the amended and restated Articles of Association is attached hereto as Exhibit 3 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

3	Articles of Association of the company, as amended and restated

4	Articles of Association of the company, as amended and restated (Incorporated by reference to Exhibit 3)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACE LIMITED

By:	/s/ Paul B. Medini
Paul B. Medini
Chief Accounting Officer

DATE: July 24, 2014